Exhibit 10.40
                              AMENDED AND RESTATED
                         AGREEMENT TO PROVIDE MANAGEMENT
                     SERVICES TO ASSISTED LIVING FACILITIES

                  This Agreement made as of the 31st day of December, 2001, by and between Regent Assisted Living, Inc., an Oregon corporation (hereinafter referred to as "Owner") and Emeritus Corporation, a Washington corporation (hereinafter referred to as "Manager").

                  WHEREAS, as set forth more fully in Exhibit A, Owner either owns, leases or manages under contract or in its capacity as the managing member of the owner or lessee of, the assisted living facilities described in Exhibit A (the "Facilities" and, where the context requires, individually, a "Facility") and is, in each instance, authorized to engage a manager or submanager in connection with its operation of the Facilities;

                  WHEREAS, Owner wants someone to manage the Facilities on its behalf;

                  WHEREAS, Manager is experienced and qualified in the field of assisted living facilities management and has agreed to manage the Facilities on behalf of Owner, pursuant to the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, IT IS AGREED AS FOLLOWS:

             I. Responsibilities of Manager: Owner hereby engages Manager and Manager hereby accepts such engagement and agrees to provide management, consulting and advisory services to Owner in connection with the operation of the Facilities, upon the terms and conditions set forth in this Agreement. By entering into this Agreement, Owner does not delegate to Manager any powers, duties or responsibilities which it is prohibited by law from delegating. Owner also retains such other authority as shall not have been expressly delegated to Manager pursuant to this Agreement. Subject to the foregoing, Manager shall provide the following services:

            (a) Operational Policies and Forms: Manager shall develop and implement such operational policies and procedures as may be necessary to ensure the ongoing licensure of the Facilities and the establishment and maintenance of operational standards appropriate for the nature of the Facilities.

            (b) Charges: Manager shall establish the schedules of recommended charges, including any and all special charges for services rendered to the residents at the Facilities.

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            (c) Information: Manager shall develop any informational material, mass media releases, and other related publicity materials, which are necessary or appropriate for the operation of the Facilities.

            (d) Regulatory Compliance: Subject to the force majeure and notice and cure right contained in the Agreement below, Manager shall maintain all licenses, permits, qualifications and approvals from any applicable governmental or regulatory authority for the operation of the Facilities and shall manage the operation of the Facilities in full compliance with all applicable laws and regulations; provided, however, Manager shall not be deemed to be in default of its obligations under this Section I(d) in the event (i) of a violation of any applicable law or regulation which occurs during the first thirty (30) days after the Commencement Date (the "Protected Period"), (ii) of the citation of any deficiency or deficiencies which do not result in the threatened revocation of the licensure or Medicaid certification of, or the imposition of a ban on admissions at, the affected Facility or Facilities and which deficiency or deficiencies are timely corrected in accordance with a plan of correction approved by the applicable regulatory authority, (iii) Manager is duly contesting the application of any law to the operation of a Facility or Facilities and compliance therewith is stayed during the period that such contest is pending or (iv) compliance with law requires the expenditure of funds which require the approval of Owner and for which Owner refuses or fails to provide such approval. In order to ensure Manager's compliance with its obligations under this Section I(d) Owner shall provide Manager prior to the Commencement Date with a copy of any agreements or orders to which Owner may be a party in connection with the operation of the Facilities. Within 48 hours of receipt, Manager shall provide Owner with copies by fax, overnight mail, email or other comparable means of expedited transmission of any written notices of non-compliance which it receives from any governmental authority having jurisdiction over the Facilities in which such authorities threaten a loss or licensure or Medicaid certification of, or the imposition of a ban on admissions at or the imposition of civil or criminal penalties against, a Facility or Owner. In addition, Owner shall have the right to approve, which approval shall not be unreasonably withheld, any plan of correction developed by Manager with respect to any survey or other governmental action which threatens revocation of the licensure or Medicaid certification of, or a ban on admissions at or the imposition of civil or criminal penalties against, a Facility or Owner and to approve the election by Manager to contest the application of any law to the operation of a Facility or Facilities.

            (e) Capital Repairs, Replacements and Improvements: Manager shall make all capital repairs, replacements and improvements necessary for the efficient and effective operation of the Facilities and their compliance with law unless doing so involves an expenditure requiring Owner's approval in accordance with the terms of this Agreement and Owner fails to provide such approval. The cost of such capital repairs, replacements and improvements shall be within the budgetary limits set forth in the annual capital budgets prepared by Manager

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pursuant to Paragraph I(L); provided, however, Manager shall not be deemed to be in default of its obligations under this Section I(e) in the event the cost of such repairs, replacements and/or improvements exceeds the applicable budgetary limits provided such repairs, replacements and/or improvements are (a) of such an emergency nature that Owner's prior notice and approval is not feasible in order to adequately protect the Facilities and the health and safety of the occupants or (b) the cost of such repairs, replacements and/or improvements are within 10% of the budgetary limits set forth in the annual approved capital budget then in effect for the affected Facility or Facilities prepared by Manager pursuant to Paragraph I(L). Any other capital expenditures for repairs, replacements or improvements that exceed such budgetary limits shall be subject to the prior approval of the Owner, which approval shall not be unreasonably withheld; provided, however, Owner shall not be deemed to have unreasonably withheld its approval if (i) Owner lacks the financial resources to cover the cost of such capital repair, replacement or improvement or (ii) the cost of such capital repair, replacement or improvement will exceed $25,000 individually or in the aggregate with other unbudgeted capital repairs, replacements or improvements undertaken by Manager in the same fiscal year. In performing the foregoing repairs, replacements and improvements Manager shall use the Facilities' on site maintenance personnel as and where possible and shall otherwise contract with qualified third parties to provide the necessary services and shall undertake the same or cause the same to be undertaken in a workman like and lien free manner.

            (f) Accounting:
                ----------

                  (i) Manager shall, at its expense, provide accounting support to the Facilities. Owner acknowledges and agrees that such accounting support shall not include the preparation of Owner's corporate financial statements or securities filings, but only the individual financial statements for the Facilities, in each case meeting the requirements of Section 1(G). Manager shall not be required to reflect in the financial statements for the Facilities any corporate accounting adjustments provided to Manager by Owner until such time as Manager fully understands the rationale for such adjustment.

                  (ii) All accounting procedures and systems utilized in providing said support shall be in accordance with the operating capital and cash programs developed by Manager, which programs shall conform to generally accepted accounting principles ("GAAP") and shall not materially distort income or loss; provided, however, Manager shall have no liability for errors in the financial statements prepared during the term of this Agreement which arise from errors in starting accounting balances provided by Owner to Manager pursuant to
Section I(f)(v).

                  (iii) In addition, as a cost of operating the Facilities, Manager shall prepare or cause to be prepared all payroll tax returns, sales and use tax returns, real and personal property tax returns, informational tax returns, Forms 5500 and local or state gross receipts and/or

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business and occupation tax returns and Manager shall cause to be paid all of the taxes reflected on such returns as being due, which taxes shall be paid from the cash receipts of the Facilities or the working capital provided by Owner under the terms of this Agreement. All other tax returns, including Owner's local, state or federal income tax returns and state corporate franchise tax returns and third party payor cost reports, shall be prepared by Owner or its designee and the taxes and other payments due thereunder shall be the sole responsibility of Owner.

                  (iv) Nothing herein shall preclude Manager from delegating to a third party a portion of the accounting duties provided for in this section; provided, that such delegation shall not relieve Manager from ultimate liability for the timely and complete performance of the obligations provided for herein or for the expense thereof, to the extent such expense is to be borne hereunder by Manager. Owner acknowledges and agrees that in the event Manager retains one or more third parties to review the real and/or personal property tax returns or utility bills of the Facilities or other third party charges in an effort to effect cost savings for the Facilities, the fees and expenses of such third parties shall be paid from the cash receipts of the Facilities or the working capital provided by Owner under the terms of this Agreement.

                  (v) In order to enable Manager to provide the accounting support services described in this Section, prior to the Commencement Date, Owner shall provide to Manager the information and shall take the transition actions described in Exhibit B hereto (the "Accounting Transition Services"), it being understood and agreed that Manager will not be able to fully perform its obligations under this Section I(f) unless and until Owner has fully complied with its obligations with respect to the Accounting Transition Services.

            (g) Reports: Manager shall prepare and provide to Owner any reasonable operational information with respect to the Facilities which may from time to time be specifically requested by Owner, including any information needed to assist Owner in completing the tax returns for which it is responsible under Section I(f),in complying with any reporting obligations imposed on Owner or Owner's parent under its leases and loan agreements or as a publicly traded company, in refinancing any of the debt secured by the Facilities and in complying with the reporting obligations described in Exhibit C. In addition, by no later than thirty (30) days after the end of each calendar month, Manager shall provide Owner with an unaudited balance sheet of the Facilities, dated the last day of such month, and an unaudited statement of income and expenses for such month and for the fiscal year to date relating to the operation of the Facilities showing the variance between the actual and budgeted operating results of the Facilities for said month and in the form attached hereto as Exhibit D and with a census report for the month indicating the number of units occupied and the number of units vacant. Upon request Manager shall cooperate with Owner or Owner's certified public accountant in the event Owner elects, or is required, to have audited annual financial statements prepared. The financial statements

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prepared by Manager shall be prepared in accordance with (i) GAAP, consistently applied, (ii) this Agreement, and (iii) the procedures and practices provided for in this Agreement.

            (h)   Bank Accounts:
                  -------------

                  (i) With respect to each of the Facilities, Manager shall establish and maintain a checking account for each of the Facilities in the name set forth opposite the name of each of the Facilities in Exhibit E (each of which accounts shall hereinafter be referred to as the "Depository Account") and shall deposit therein all money received during the term of this Agreement in the course of the operation of the applicable Facility including any money received upon the collection of accounts receivable which are outstanding as of the Commencement Date for goods sold or services rendered at the Facilities prior to the Commencement Date and shall pay therefrom the expenses incurred in the operation of the applicable Facility during the Term of, and in accordance with the terms of, this Agreement.

                  (ii) During the Term hereof, withdrawals and payments from the Depository Account for each Facility shall be made only on checks signed by a person or persons designated by Manager but Manager shall have no ownership interest in or other rights to the Depository Account other than the right to make withdrawals therefrom and to make deposits thereto; and provided, further that Owner shall be given notice as to the identity of said authorized signatories.

                  (iii) Withdrawals from the Depository Account for each Facility shall be made first to pay to Owner the management fee due with respect to such Facility as set forth in Exhibit F (the "Regent Management Fees"), which Regent Management Fees shall be deposited in an account established by Owner in Seattle, Washington (the "Regent Account") and thereafter to pay the expenses of operating such Facility, including payroll and related state and federal payroll tax obligations (the "Daily Operating Expenses") and rent and debt service payments to the lenders and landlords set forth in Exhibit G and in the amounts set forth in Exhibit G as the same may be amended from time to time to reflect changes in such rent and debt service payments or in the amounts otherwise specified by Owner to Manager in writing from time to time (the "Property Expenses"). Exhibit G shall also reflect when the rent or debt service payment is due under the terms of the applicable lease or loan documents and any available grace period. The Daily Operating Expenses and the Property Expenses shall be paid by Manager in such order of priority as Manager deems appropriate from time to time to the operation of such Facility, provided however, Daily Operating Expenses and the Property Expenses shall be paid by no later than their due date or, if applicable, before the expiration of any applicable grace period in which payment may be made prior to the occurrence of a default under the terms of the applicable lease, loan agreement, contract, agreement or purchasing arrangement, unless resulting from the failure of Owner to provide the Working Capital Funds (as defined in Section

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I(h)(v) below) or Management Fee Funds (as defined in Section I(h)(v) below) as and when due in accordance with Section I(h)(v) below. Manager shall make any rent and debt service payments which are made by it by wire transfer in accordance with wiring instructions provided by Owner to Manager.

                  (iv) Any excess funds in the Depository Account for a Facility, after establishing the working capital reserves required by Section VIII(c), shall be distributed by Manager to Owner.

                  (v) In the event (A) at any time Manager determines in the exercise of its reasonable judgment that there are insufficient funds in the Depository Account or in the Other Authorized Accounts (as hereinafter defined), in the case of a Designated Facility (as hereinafter defined), to maintain the minimum bank balance required by Section VIII(c) and pay all Daily Operating Expenses and Property Expenses due and payable in the following thirty (30) day period (the "Working Capital Funds") or (B) in the event there are at any time insufficient funds available in the Regent Account to pay Manager's Base Management Fee (as defined below) and, if applicable, Incentive Management Fee (as defined below) (the "Management Fee Funds"), no less than three (3) days prior to the date on which Manager determines that Working Capital Funds or Management Fee Funds, as applicable, are required, Manager shall provide Owner with a verbal demand therefor followed by a written confirmation of such demand, which written confirmation shall specify in reasonable detail the amount needed and the reason therefor and, Owner shall, within five (5) business days of its receipt of such written demand by Manager, deposit in the applicable Depository Account or the Regent Account, as applicable, the amount so demanded by Manager. For purposes hereof, the Other Authorized Accounts shall be defined as those accounts designated in writing by Owner to Manager from which Manager is authorized to draw funds in order to meet the working capital needs of certain other Facilities designated in writing by Owner to Manager (the "Designated Facilities" or individually a "Designated Facility"), provided the designation shall not be effective unless the same is accompanied by either (i) an opinion of Owner's outside legal counsel confirming that it has reviewed all necessary legal documents and determined that Owner is authorized to lend money from the Other Authorized Accounts for the benefit of the Designated Facilities or (ii) a certificate, in form and substance reasonably acceptable to Manager signed by Owner's Representative to the effect that Owner is authorized to lend money from the Other Authorized Accounts for the benefit of the Designated Facilities, along with appropriate supporting documentation with respect to the statements contained in such certificate, which documentation shall be in form and substance acceptable to Manager in the exercise of its reasonable discretion. Owner acknowledges and agrees that in no event will Manager have any obligation to pay any Daily Operating Expenses or the Regent Management Fee other than from funds available in the applicable Depository Account, including funds deposited therein by Manager after withdrawing funds from the Other Authorized Accounts, if applicable, or to provide its own funds to satisfy or support in any manner the working capital needs of the Facilities or to pay its own Base

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Management Fee or, if applicable, Incentive Management Fee, and that (i) such working capital is to be provided solely from the cash receipt of the Facilities, if applicable, withdrawals from the Other Authorized Accounts and the working capital provided by Owner pursuant to this Section I(h) and (ii) such management fees are to be paid from the funds deposited by Manager in payment of the Regent Management Fees and by Owner pursuant to this Section I(h)(v), if applicable, in the Regent Account.

                  (vi) Owner acknowledges and agrees that in the course of its operation of the Facilities Manager may incur common expenses benefiting all of the facilities owned and/or operated by Manager, including the Facilities (the "Common Expenses"). Such Common Expenses shall be included in the Daily Operating Expenses of the Facilities and may be paid from the cash in the applicable Depository Account(s) if (i) the same relate to the direct cost of corporate, regional or divisional meetings or training sessions held by Manager and in which the administrative personnel of the Facilities have participated ("Meeting and Training Common Expenses"), (ii) the same are included within the approved annual capital or operating budgets ("Budgeted Common Expenses") or
(iii) the same are not Meeting and Training Common Expenses or Budgeted Common Expenses (the "Other Common Expenses") but are approved by Owner, which approval shall not be unreasonably withheld, after Manager has provided Owner with a specification setting forth in reasonable detail the nature of such Other Common Expenses.

             (i) Personnel: All of the personnel of the Facilities, including the community directors, business managers and the Wellness Directors, if applicable, shall be the employees of Owner and the salaries, bonuses, commissions, state and federal payroll and social security tax obligations and benefits paid to or on behalf of such employees shall be deemed to be included in the Daily Operating Expenses of the Facilities and thus shall be paid from the Facilities Depository Account, subject to the limitation set forth in
Section II with respect to the payment of Insurance Costs (as defined in Section
II). Notwithstanding the foregoing, Manager shall recruit, employ, train, promote, direct, discipline, suspend and discharge the personnel of the Facilities; establish salary levels, personnel policies and employee benefits; and establish employee performance standards, all as needed during the term of this Agreement to ensure the efficient operation of all departments within and services offered by the Facilities.

            (j) Supplies and Equipment: Manager shall purchase supplies and non-capital equipment needed to operate the Facilities. In purchasing said supplies and equipment, if possible without Manager incurring personal liability for the cost of such supplies and equipment, Manager shall take advantage of any national or group purchasing agreements to which Manager may be a party.

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            (k) Legal Proceedings: Manager shall, with the assistance and at the direction of Owner and its legal counsel, take any and all appropriate steps to protect and/or assist in litigating to a final decision in an appropriate court or forum any such third party claim of violation, order, rule or regulation affecting the Facilities and its operation or any claim, loss, violation or cause of action relating to the Facilities. All of the costs incurred in any litigation of third party claims respecting the Facilities, including the reasonable legal fees and expenses of legal counsel retained to defend Owner and/or Owner and Manager jointly and/or any landlord or lender, shall be included in the Daily Operating Expenses and shall be reimbursed from the funds in the Depository Account of the applicable Facility established pursuant to
Section 1(h) if previously paid by Owner or shall be paid from the funds in the Depository Account of the applicable Facility if not previously paid by Owner. Nothing herein shall be construed as precluding Owner from seeking to recover from Manager the fees and expenses described in this Section I(k) to the extent Manager is otherwise liable therefore under the default or indemnification provisions of this Agreement.

             (l) Budgets:
                 -------

                  (i) The Facilities shall be operated on a fiscal year of January 1 through December 31, other than the Villa Serra facility which shall be operated on a fiscal year of July 1 through June 30

                  (ii) Owner and Manager shall agree prior to the Commencement Date (as hereinafter defined) on an initial operating budget and capital budget for the period from the Commencement Date through December 31, 2002.

                  (iii) Prior to the start of each subsequent fiscal year, Manager shall prepare and submit to Owner for its review and approval, which approval shall not be unreasonably withheld, an annual operating budget, an annual capital expenditure budget, an annual operating plan, an annual marketing plan and an annual cash flow projection for each of the Facilities. The annual operating budget and capital expenditure budget shall be prepared using the format set forth in Exhibit H. In the event a budget for a Facility has not been agreed upon by the beginning of the fiscal year for any reason whatsoever including Owner's or Manager's unreasonable refusal to approve the same, Manager sole remedy shall be that the operating results of the prior fiscal year for such Facility plus 5% shall serve as the budget for the following fiscal year for such Facility unless and until the new budget is agreed upon, it being understood and agreed that the refusal by Owner or Manager to approve a budget shall not be deemed to be an Event of Default hereunder.

            (m) Collection of Accounts: Manager shall issue bills for goods and services furnished by the Facilities during the term of this Agreement and shall attempt to collect the balances reflected on such bills, including, but not limited to, enforcing the rights of Owner and

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the Facilities as creditor under any contract or in connection with the rendering of any services; provided, however, that any expenses incurred by Manager in so doing with respect to any Facility shall be included in the Daily Operating Expenses of such Facility and shall be payable out of funds deposited in the Depository Account of such Facility described in Section I(h). In addition, upon request by Owner, Manager shall issue bills and collect accounts and monies owed for goods and services furnished by the Facilities prior to the Commencement Date. Regardless of any standard of performance set forth in this Agreement, Owner acknowledges and agrees that there can be no assurances that Manager will be able to collect any or all of the Facilities' accounts receivable.

            (n) Contracts. Manager shall negotiate and enter into any and all contracts necessary from time to time in connection with the day to day operation of the Facilities including, but not limited to, contracts for water, electricity, natural gas, telephone, sewer, cleaning, trash removal, pest control and extermination, cable, elevator and boiler maintenance, pharmacy services, therapy services and other appropriate ancillary services and contracts for the provision of various services which are designed to identify potential cost savings to the Facilities, such as utility and tax bill review services; provided that such contracts can be terminated on no more than 90 days notice. Any contract which cannot be terminated on no more than 90 days notice shall require the approval of Owner before the same may be executed by Manager, which approval shall not be unreasonably withheld. Manager shall have the right to contract with entities which are owned by or under common ownership with Manager provided the terms of any such contracts are no less favorable than the terms then offered by unrelated third parties for the same or similar goods or services. All contracts shall be entered into in the name of Owner or the Facilities.

            (o) Manager's and Owner's Representative: Manager hereby appoints Frank Ruffo (the "Manager's Representative") as the person employed by Manager with whom Owner shall interact and upon whose decisions Owner shall be authorized to rely, and Owner hereby appoints Walt Bowen (the "Owner's Representative") as the person employed by Owner with whom Manager shall interact and upon whose decisions Manager shall be authorized to rely, with respect to the performance by Manager of its duties hereunder. Manager shall have the right from time to time during the term of this Agreement to replace the Manager's Representative upon written notice to Owner designating the replacement Manager's Representative and Owner shall have the right from time to time during the term of this Agreement to replace the Owner's Representative upon written notice to Manager designating the replacement Owner's Representative. Nothing herein shall be construed as imposing any personal liability on the Manager's Representative or Owner's Representative with respect to the acts or omissions of Manager or Owner, respectively, under this Agreement.

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            II. Insurance: Owner shall, at its sole cost and expense, arrange for and maintain all necessary and proper property insurance covering the Facilities, the furniture, fixtures, and equipment situated thereon, and all necessary and proper professional and commercial general liability insurance for Owner's and Manager's protection. Manager shall, at its sole cost and expense, maintain commercial general liability insurance for its operations. All such liability insurance policies shall include coverage for liability to each party's respective employees involved in the operation of the Facilities and arising from any improper employment practices (except in the case of Manager where Owner acknowledges no such coverage shall be provided by Manager) and employee crime and theft coverage. All such policies of liability insurance shall name the other party as, as well as any landlord or lender identified by Owner to Manager in writing as additional insureds thereunder (except in the case of Manager's directors and officers insurance and employee crime insurance as to which Owner acknowledges Manager has advised it no such additional insureds shall be named). In addition, each party shall provide all employee health and worker's compensation insurance required for their respective employees. Each party shall be responsible for all deductibles due with respect to any insurance maintained by it and for any uninsured losses of any nature whether arising from an failure by the party to maintain insurance or from the loss not being covered under the terms of any policy of insurance maintained by the party. All premiums, claims and deductibles related to the Owner's insurance covered by this Section II (the "Insurance Costs") shall, at Owner's request, be paid by Manager from the applicable Facility's Depository Account provided (i) Owner has provided Manager in writing with reasonable details concerning the amount to be paid and the purpose of such payment, (ii) there are sufficient funds, whether in the form of cash receipts of the Facilities or working capital funds deposited by Owner, in the Depository Account to enable Manager to pay the same from the Depository Account, (iii) all other Daily Operating Expenses and the Regent Management Fee which are then due and payable have been paid from the Depository Account as of the time when Owner requests payment of the premiums, deductibles and/or claims from the Depository Account, (iv) Manager's Base Management Fee and, if applicable, Incentive Management Fee which are then due and payable have been paid from the Regent Account as of the time when Owner requests payment of the premiums, deductibles and/or claims from the Depository Account and (v) Owner in not otherwise in default of its obligations under this Agreement.

           III.   Proprietary Interest and Noncompetition:
                  ---------------------------------------

             a. The systems, methods, procedures and controls employed by Manager and Owner and any written materials, computer software or policies developed by Manager and Owner to document the same are to remain the property of Manager and Owner respectively and are not, at any time during or after the term of this Agreement, to be utilized, distributed, copied or otherwise employed or acquired, except as authorized by the respective owner thereof, provided, however, that upon request of Owner, Manager shall negotiate in good faith the terms and

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conditions upon which Owner may be permitted by Manager to use such systems, methods, procedures, controls, materials, software or brochures containing Manager's name or logo for a limited transitional period following the termination of this Agreement, which terms and conditions shall be satisfactory to both Manager and Owner in their respective discretion.

             b. With respect to each of the Facilities, from the Commencement Date until the earlier to occur of (i) the termination of this Agreement by Manager as a result of the occurrence of an Owner Event of Default or (ii) the date on which Owner, voluntarily or involuntarily, losses possession of such Facility or (iii) three years after the expiration of the term of this Agreement as to such Facility for any reason whatsoever other than the reasons set forth in clause (ii), Manager shall not solicit, discuss, negotiate or enter into any agreement or arrangement by which the Manager would obtain any substantial control of the ownership or management of such Facility from any third party having an interest in such Facility superior to the Owner's. The restrictions in the preceding sentence shall be applicable, without limitation, to any purchase, lease, license, franchise, partnership, joint venture or other means, direct or indirect by which Manager or any entity or person controlling, controlled by or under common control with Manager obtains substantial ownership or control of one or more of the Facilities; provided, however, nothing herein shall be construed to prohibit the acquisition by an entity under common control with Manager of the Facility in Folsom, California and of one of the Facilities in Scottsdale, Arizona.

            IV.   Term of Agreement and Termination Payments:
                  ------------------------------------------

                  (a) The Term of this Agreement shall commence on January 1, 2002 (the "Commencement Date") provided as of that date, in the case of the Facilities located in California, Manager has been added to the license to operate the Facilities (the "Licensure Condition"). In the event the Licensure Condition has not been satisfied as of the Commencement Date as to any or all of the Facilities located in California, then as to the Facilities with respect to which the Licensure Condition has not been satisfied, Manager and Owner shall enter into an Accounting Services and Consulting Agreement in the form approved by Manager and Owner and Manager shall provide the services reflected therein until the Licensure Condition is satisfied as to such Facilities; provided, however, if, as to any or all of the California Facilities, the Licensure Condition has not been satisfied by June 30, 2002, then this Agreement shall be null and void and of no further force and effect with respect to any of the California Facilities for which the Licensure Condition has not been satisfied and neither Owner nor Manager shall have any further rights hereunder with respect to such California Facilities but such termination shall not affect Owner's rights or Manager's obligations under the Accounting Services and Consulting Agreement executed with respect to such California Facilities on the Commencement Date.

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             (b) The Term of this Agreement shall terminate upon the first to occur of the following:

                  (i) the occurrence of an Event of Default hereunder and the exercise by Manager or Owner, as applicable, of its right to terminate this Agreement as a result thereof; or

                  (ii) on written notice from Owner to Manager delivered within the last ninety days of the third year of the term of this Agreement (the "Termination Period") terminating this Agreement as of the end of the third
(3rd) year of the term of this Agreement (the "Termination Notice"); provided, however, if the Termination Notice is not delivered by Owner within the Termination Period, then this Agreement shall automatically renew for successive one year terms, subject to Owner's right to terminate the same on no less than ninety (90) days written notice to Manager; or

                  (iii) on no less than ninety (90) days written notice from either Owner or Manager as to all, but not less than all, of the Facilities; or

                  (iv) with respect to one or more Facilities, by Owner or Manager on no less than ninety (90) days prior written notice in the event that at any time during the term of this Agreement Owner will no longer own or control such Facilities whether resulting from a sale or other reasons, whether voluntary or involuntary; or

                  (v) with respect to one of more of the Facilities, by Owner in the event it is unable on or before February 28, 2002 to secure any consents of its lenders, landlords or joint venture partners which may be required for it to enter into this Agreement with Manager (the "Third Party Consents"); provided, however, in the event of the termination of this Agreement by Owner pursuant to this Section IV(b)(v), effective with the termination of this Agreement as to the affected Facility, Owner and Manager shall enter into an Accounting Services Agreement with respect to such Facility unless prohibited by such lender, landlord or joint venture partner; and provided, further, that Owner shall be solely responsible for any and all costs of securing such Third Party Consents, including any consent fees or other consideration required by such landlords, lenders or joint venture partners as a condition to granting their consent.

                  For the purposes of Sections IV, V, and VI of this Agreement, any termination due to an Owner Event of Default or a Manager Event of Default or by Owner pursuant to Section IV(b)(v) shall be a partial termination as if there were a separate Agreement for each Facility if the Event of Default or failure to secure the necessary Third Party Consent relates to less than all of the Facilities. In such event, Owner's or Manager's required termination payments shall only be with respect to the Facilities covered by the partial termination.

             (c) In the event of the termination of this Agreement prior to the end of the third year of this Agreement, the following payments shall be due and owing from Manager or Owner, as applicable:

                  (i) In the event of the termination of this Agreement by Owner as a result of the occurrence of a Manager Event of Default, Manager shall pay to Owner an amount equal to one month's base management fee concurrently with the termination of this Agreement.

                  (ii) In the event of the termination of this Agreement during the first year either by Manager as a result of the occurrence of an Owner Event of Default of the Term or by Owner pursuant to Section IV(b)(iii) other than with respect to the Bowen Facilities (as hereinafter defined), Owner shall pay to Manager an amount equal to the sum of (A) the difference between the aggregate Base Management Fee due during the first year of the Term and the Base Management Fee actually paid to Manager to the date of such termination and (B) the difference between the Annualized Incentive Management Fee (as hereinafter defined) and the Incentive Management Fee actually paid to the date of termination. For purposes hereof, the Annualized Incentive Management Fee shall mean the Incentive Management Fee paid to the date of termination divided by the number of months for which the payment has been made and multiplied by twelve. For purposes hereof, the Bowen Facilities shall mean the Facilities located in Eugene, Oregon, Santa Cruz, California, Scottsdale, Arizona (Desert Flower), Portland, Oregon and Redmond, Washington.

                  (iii) In the event of the termination of this Agreement at any time after the first year of the Term either by Manager as a result of the occurrence of an Owner Event of Default or by Owner pursuant to Section IV(b)(iii), Owner shall pay to Manager an amount equal to the sum of (A) then applicable Base Management Fee multiplied by three and (B) the Annualized Incentive Management Fee for the year in which the termination occurs, divided by twelve and multiplied by three.

                  (iv) In the event of the termination of this Agreement by Manager pursuant to Section IV(b)(iii) no payment shall be due from Manager to Owner upon termination and in the event of the termination of this Agreement by Owner pursuant to Section IV(b)(v) no payment shall be due from Owner to Manager upon termination.

                  (v) Examples of the calculation of the termination fees due pursuant to this Section IV(c) are set forth in Exhibit I.

            (d) In the event of the termination of this Agreement by Owner or Manager in accordance with the terms hereof, (A) no such termination shall be effective until all amounts due and owing from one party to the other in accordance with the terms of this Agreement, including the monetary damages specifically provided for in Sections VI(a) and
(b), but specifically excluding any other damages alleged to have been suffered by a party as a result of the termination of this Agreement after the occurrence of an Event of Default, have been paid in full and (B) Manager shall cooperate with Owner or its designee, at no cost to Manager and without the assumption of any further liability by Manager other than the liability imposed on Manager under this Agreement, in an orderly transition of operational responsibility for the affected Facility or Facilities to Owner or its designee subject to the limitation set forth in this Section IV with respect to Owner's obligation to remove Manager from any affected Facility's license before such termination and transfer are effective.

            (e) Notwithstanding the foregoing, in the event that Manager is named on the license to operate the affected Facility or Facilities at the time of the termination of this Agreement with respect thereto, then this Agreement shall remain in effect as to such Facility or Facilities until such time as Owner is able to provide Manager with evidence that Manager has been removed from the license(s).

             V. Default: Either party may terminate this Agreement, as specified in this Section V, in the event of a default ("Event of Default") by the other party.

              (a) With respect to Manager, it shall be an "Event of Default" hereunder:

                  (i) If Manager shall fail to keep, observe or perform any material agreement, term or provision of this Agreement, and such default shall continue for a period of forty five (45) days (subject to the force majeure provisions below) after notice thereof shall have been given to Manager by Owner, which notice shall specify in detail the event or events constituting the default;
                  (ii) If Manager shall (A) apply for or consent to the appointment of a receiver, trustee or liquidator of Manager of all or a substantial part of its assets, (B) file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they become due, (C) make a general assignment for the benefit of creditors, or (D) file a petition or an answer seeking reorganization or arrangement with creditors or taking advantage of any insolvency law, or if an order judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Manager, a bankrupt or insolvent or approving a petition seeking reorganization of Manager, or appointing a receiver, trustee or liquidator of Manager, of all or a substantial part of its assets;

                  (iii) If, at anytime after the Protected Period, (A) proceedings are commenced which threaten to revoke, rescind, terminate or not renew the licensure or certification of the Facilities and Manager is unable to develop a plan of correction with respect thereto which is acceptable to the applicable state or federal authorities within the applicable cure period provided by such authorities or (B) a ban on admissions lasting more than ninety (90) days is imposed against the Facilities; or

                  (iv) If at the end of any year, the actual "Net Operating Income/Loss Before Property" less "Property Insurance" and "Liability Insurance" for any Facility as reflected on the financial statements of the Facilities prepared by Manager is more than ten percent (10%) less than the amount for "Net Operating Income/Loss Before Property" less "Property Insurance" and "Liability Insurance" as reflected in the annual approved operating budget for such Facility the same shall be an Event of Default but only with respect to the affected Facility .

              (b) With respect to Owner, it shall be an Event of Default hereunder:

                  (i) If Owner shall fail to make or cause to be made any payment to Manager required to be made hereunder (other than its working capital obligation which is addressed in clause (iii)) and such failure shall continue for a period of thirty (30) days after notice, which notice shall specify the payment or payments which Owner has failed to make;

                  (ii) If Owner shall fail to keep, observe or perform any material agreement, term or provision of this Agreement and such default shall continue for a period of forty five (45) days after notice (subject to the force majeure provisions below), which notice shall specify in detail the event or events constituting the default thereof by Manager to Owner;

                  (iii) If Owner shall fail to provide necessary working capital upon demand by Manager with respect to the payment of the Daily Operating Expenses or the Base Management Fee or, if applicable, Incentive Management Fee due to Manager within the time provided in Section I(h), and such failure continues uncured for five (5) business days after Manager gives Owner notice of such failure;

                  (iv) If Owner shall fail to make payments, or keep any covenants, owing to any third party which are beyond the control of Manager to make or keep (which for purposes hereof shall include any covenants by which Owner may be bound as of the Commencement Date (the "Pre-Existing Covenants") or to which Owner may agree to be bound after the Commencement Date without the prior approval of Manager (the "Unapproved Covenants")), and which would cause Owner to lose possession of the Facilities or any personal property required to operate the Facilities in the normal course; provided that Manager shall give Owner prompt notice of any such payment and failure to pay of which Manager has knowledge;

                  (v) If Owner shall be dissolved or shall apply for or consent to the appointment of a receiver, trustee or liquidator of Owner or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization of arrangement with creditors or taking advantage of any insolvency law, or if an order, judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Owner a bankrupt or insolvent or approving a petition seeking reorganization of Owner or appointing a receiver, trustee or liquidator of Owner of all or a substantial part of its assets; or

                  (vi) If Owner or any of its principal officers is convicted or a crime that materially affects the operation or regulation of the Facilities.

            VI.   Remedies and Obligations Upon Default:
                  -------------------------------------

              (a) If any Event of Default by Owner shall occur, Manager may, in addition to any other remedy available to it in law or equity on account of such Event of Default, forthwith terminate this Agreement, and neither party shall have any further obligations whatsoever under this Agreement except for Manager's right to receive damages from Owner in the amount specified in Section IV and except any settlement and payment obligations and other obligations that by their nature survive termination of this Agreement.

              (b) If any Event of Default by Manager shall occur, Owner may, in addition to any other remedy available to it in law or equity on account of such Event of Default, forthwith terminate this Agreement and the exclusive right to possession of the Facilities granted to Manager hereunder, and neither party shall have any further obligation whatsoever under this Agreement; except for Owner's right to receive payment of liquidated damages from Manager in an amount specified in Section IV.

           VII. Owner's Inspection: During the term hereof, Owner may enter and inspect the Facilities at any time provided Owner coordinates such inspections with the on site administrative personnel at the Facilities in order to minimize any disruption of Manager's day to day operations of the Facilities and to ensure that such inspections do not violate resident rights to privacy under state or federal resident rights laws. During such inspections, Owner may inspect and/or audit all books and records pertaining to the operation of the Facilities. In addition, Owner shall have the right to conduct telephonic or personal interviews with the Community Directors and/or with any of Manager's regional personnel involved in the operation of the Facilities with respect to any matters related to the operation thereof subject to the same duty to minimize the disruption to Manager's operations resulting from such interviews. In no event will Owner have the right as part of such inspections or otherwise to provide directions to the employees of the Facilities, it being understood and agreed that all such directions shall come from Manager for so long as this Agreement is in effect and in the event of any disputes between

Owner and Manager with respect to the management of the Facilities the same shall be resolved directly between Owner and Manager.

          VIII.   Operations of the Facilities:
                  ----------------------------

                  (a) Standard of Performance: In performing its obligations under this Agreement, Manager shall manage the Facilities as licensed assisted living facilities in accordance with the terms of this Agreement, including, but not limited to, the limitations set forth herein on operating and capital expenditures, and the policies adopted by, and resources available to, the Facilities; provided, however, that regardless of the standard of performance imposed by this Section VIII(a), Manager shall have no liability in the event the operation of the Facilities fail to comply with the Pre-Existing Covenants or the Unapproved Covenants.

                  (b) Force Majeure: Neither party will be deemed to be in violation of this Management Agreement if it is prevented from performing any of its obligations hereunder for any reason beyond its control, including, without limitation, strikes, shortages, acts of terrorism, war, acts of God, (but excluding lack of the party's own financial resources), or any statute, regulation or rule of federal, state or local government or agency thereof or, in the case of Manager, unreasonable interference by Owner with Manager's performance of its duties hereunder or in the case of Owner, unreasonable interference by Manager with Owner's performance of its duties hereunder.

                  (c) Minimum Bank Balances: During the Term hereof, Owner and Manager shall attempt to agree on the necessary minimum cash balance to be maintained in the Depository Account for each Facility but if they are unable to so agree such minimum cash balance shall upon demand of Manager be required to be equal to the amount reflected in Exhibit K opposite the name of such Facility and Owner shall upon demand in accordance with Section I(h) provide Manager with any working capital which may be needed to enable Manager to maintain such minimum cash balances. In addition, during the Term hereof, Owner shall at all times maintain a minimum balance in the Regent Account of $80,000.

            IX.   Management Fee:
                  --------------

            (a) In consideration for the provision of the services contemplated in this Agreement, Manager shall receive a management fee of $8,000 per month per Facility for each of the Facilities other than the West Covina and Merced Facilities as to which the fee shall be $2,000 per month per Facility until Owner is licensed to operate the West Covina Facility, which is currently anticipated to be on or about March 1, 2002, at which time the fee shall be increased to $8,000 per month for the West Covina Facility and until Owner is licensed to operate the Merced Facility, which is currently anticipated to be on or about March 1, 2002, at which time the fee shall be increased to $8,000 per month for the Merced Facility (the "Base Management Fee") payable in advance on the first day of each month during the term of this Agreement except for the month of January 2002, one third of which shall be paid on the earlier to occur of the first day of February, March and April of 2002 or the date of the termination of this Agreement. The Base Management Fee payable with respect to all of the Facilities shall be increased by 5% on the second anniversary of the Commencement Date.

              (b) In addition, to the Base Management Fee, with respect to certain of the Facilities identified in Section IX(c)(i) below (the "Incentive Fee Facilities") Manager shall be entitled to receive an additional fee (the "Incentive Management Fee) equal to the Applicable Percentage of the Excess Cash Flow of the Incentive Fee Facilities. The Incentive Management Fee shall be due and payable quarterly in arrears.

              (c) For purposes of calculating the Incentive Management Fee, the following definitions shall apply:

                  (i) Applicable Percentage shall mean ten (10%) for the Eugene, OR, Santa Cruz, CA, Scottsdale, AZ, Portland, OR, Boise, ID (West Wind), Boise, ID (Willow Park), Modesto, CA, West Covina and Merced Facilities. Applicable Percentage shall mean two and one half (2.5%) percent for the Redmond, CA, San Antonio, TX and Clovis, CA Facilities.

                  (ii) Applicable Period shall mean a three month period with the first Applicable Period being the three month period commencing on the Commencement Date and ending on the last day of the third month thereafter.

                  (iii) Quarterly Cash Flow shall mean the Cash Flow of each of the Incentive Fee Facilities for the Applicable Period.

                  (iii) Base Cash Flow shall mean the Cash Flow of each of the Incentive Fee Facilities during December, 2001 multiplied by three.

                  (iv) Deficit Cash Flow shall mean the amount by which the Quarterly Cash Flow is less than the Base Cash Flow.

                  (v) Deficit Payment shall mean an amount equal to the Deficit Cash Flow multiplied by the Applicable Percentage.

                  (vi) Excess Cash Flow shall mean the amount by which the Quarterly Cash Flow exceeds the Base Cash Flow.

                  (vi) Cash Flow (A) prior to the Commencement Date shall mean the amount reflected on the Owner's financial statements under the caption "Net Income From Rental Operations" after adding back the amount reflected on the Owner's financial statements under the caption "Insurance" and any non-recurring one time charges and/or credits reflected in the Owner's December, 2001 financial statements and (B) after the Commencement Date shall mean the amount reflected on Manager's financial statements under the caption "Net Operating Income/Loss Before Property" after adding back the amount reflected on the Manager's financial statements under the captions "Property Insurance" and "Liability Insurance."

            (d) Within thirty (30) days after the end Applicable Period, Manager shall submit to Owner a calculation of the Incentive Management Fee due for the Applicable Period with respect to each of the Incentive Fee Facilities (the "Incentive Management Fee Calculation"). If the Incentive Management Fee Calculation shows with respect to any of the Incentive Fee Facilities that there was Excess Cash Flow during the Applicable Period, then the Incentive Management Fee due with respect to such Incentive Fee Facilities shall be paid by Manager to itself from the funds in the Regent Account or from the funds deposited therein by Owner pursuant to Section I(h) if the funds in the Regent Account are not sufficient to enable the Incentive Management Fee to be paid when due. If the Incentive Management Fee Calculation shows that there was not Excess Cash Flow during the Applicable Period with respect to any of the Incentive Fee Facilities, then no Incentive Management Fee shall be due and payable by Owner to Manager for Applicable Period with respect to such Incentive Fee Facilities. If the Incentive Management Fee Calculation shows Deficit Cash Flow during the Applicable Period with respect to any of the Incentive Fee Facilities, then a Deficit Payment shall be due from Manager to Owner with respect to the affected Incentive Fee Facility or Facilities but in no event shall the aggregate Deficit Payments from Manager to Owner with respect to any Incentive Fee Facility in any calendar year of the Term exceed the aggregate Incentive Management Fee payments paid to Manager during such year for such Incentive Fee Facility

            (e) If the services of Manager commence or terminate (for any reason, including those set forth in Paragraph V) other than on the first day of the month, the revenues upon which the fee is calculated shall be prorated in proportion to the number of days for which services are actually rendered.

            (f) The Base Management Fee and the Incentive Management Fee provided for herein shall be disbursed by Manager to itself out of the Regent Account in accordance with the provisions of I(H).

            (g) Any amounts due from Owner to Manager or Manager to Owner pursuant to this Section IX which are not paid when due shall bear interest at the annual rate equal to the Prime

Rate as set forth in the Money Rates Section of The Wall Street Journal (as the same may change from time to time) plus 5% from the date due to the date paid in full.

              (h) Examples of the calculation of the Incentive Management Fee due to Manager and Deficit Payments due from Manager are set forth in Exhibit J.

             X. Assignment: Except as otherwise provided in Section I(f), this Agreement shall not be assigned by either party without the prior written consent of the other party; provided, however, Manager shall have the right to assign this Agreement to an entity which is owned or controlled by Manager or its principal shareholder, Daniel R. Baty, without the prior written consent of Owner.

            XI. Notices: All notices required or permitted hereunder shall be given in writing by hand delivery, by registered or certified mail, postage prepaid, by overnight delivery or by facsimile transmission (with receipt confirmed with the recipient). Notice shall be delivered or mailed to the parties at the following addresses or at such other places as either party shall designate in writing. All notices shall be deemed duly given when delivery is received or refused by a party if delivered by hand, three (3) business days after being deposited in the mails if sent by registered or certified mail, on the next business day if sent by overnight delivery and on confirmed receipt, if sent by facsimile transmission.

                  To Manager:       Emeritus Corporation
                                    3131 Elliott Avenue
                                    Suite 500
                                    Seattle, WA  98121
                                    Facsimile: 206-301-4500
                                    Attn:  Raymond R. Brandstrom, Vice President
                                           -Finance

                  To Owner:         Regent Assisted Living, Inc.
                                    Bank of America Building
                                    121 SW Morrison
                                    Suite 100
                                    Portland, OR  97201
                                    Facsimile:  503-274-4685
                                    Attn:       Walt Bowen, President

           XII. Relationship of the Parties: The relationship of the parties shall be that of principal and independent contractor and all acts performed by Manager during the term hereof as Manager of the Facilities shall be deemed to be performed in its capacity as an independent contractor. Nothing contained in this Agreement is intended to or shall be construed to give rise to or create a partnership or joint venture or lease between Owner, its successors and assigns on the one hand, and Manager, its successors and assigns on the other hand. Notwithstanding the foregoing, Manager shall be authorized to execute certain documents in the course of the day to day operation of the Facilities as the agent of Owner, such as credit applications for supplies, banking resolutions for the Depository Account, utility deposit forms, etc.

          XIII. Indemnification: Manager shall indemnify, defend and hold harmless Owner from any loss incurred by or damage to Owner where such loss or damage results from the negligence or willful misconduct of Manager in performing its obligations under this Agreement or from a breach of this Agreement by Manager; provided, however, Owner specifically acknowledges and agrees that nothing in this Section XIII shall be construed as imposing any liability on Manager for any insurance deductibles for which Owner shall be solely responsible under Section II hereof. Owner shall indemnify, defend and hold Manager harmless from any loss incurred by or damage to Manager where such loss or damage results from the negligence or willful misconduct of Owner in performing its obligations under the Agreement, from a breach of this Agreement by Owner, from Owner's lack of authority to enter into this Agreement or in the event any lease, loan, limited liability company operating agreement or other document or instrument to which Owner (or, in the case of third party management agreements, Owner's principal) may be a party prohibits Manager from fulfilling any of the obligations imposed on Manager or from exercising any of the rights granted to Manager hereunder.

          XIV. Entire Agreement: This Agreement contains the entire agreement between the parties relating to the operation of the Facilities and shall be binding upon and inure to the benefit of their successors and assigns. This Agreement may not be modified or amended except by written instrument signed by both of the parties hereto.

          XV. Captions: The captions used herein are for convenience of reference only and shall not be construed in any manner to limit or modify any of the terms hereof.

          XVI. Arbitration: In the event of any dispute among the parties regarding the Facilities or this Agreement, the parties agree to submit the same to resolution before an arbitrator, in the case of disputes alleged to involve less than $250,000, and before a panel of three arbitrators, in the case of disputes alleged to involve $250,000 or more, selected by mutual agreement of the parties or, if the parties are unable to agree on an arbitrator or panel of arbitrators within a period of twenty (20) days, selected by a court of competent jurisdiction. Such arbitration shall be held in accordance with the rules of the American Arbitration Association and the decision of the arbitrator shall be final and binding on the parties and may be enforced by a court of competent jurisdiction.. The party requesting arbitration shall do so by giving notice to that effect to the other party, specifying in reasonable detail in said notice the nature of the dispute; provided, however, in the event that notwithstanding the terms hereof, a party commences legal proceedings, rather than arbitration proceedings, before a court of competent jurisdiction, the other party shall be deemed to have forfeited its right to have such dispute determined by binding arbitration in accordance with this
Section XVI unless within thirty (30) days after being served with the first pleading in such legal proceedings, it files a motion to dismiss such legal proceedings and serves on the other party notice of its intent to submit such dispute to arbitration. Any party who fails to submit to binding arbitration following a lawful demand by the other party shall bear all costs and expenses, including reasonable attorneys fees (including those incurred in any trial, bankruptcy proceeding, appeal or review) incurred by the other party in obtaining a stay of any pending judicial proceeding concerning a dispute which by the terms of this Agreement has been properly submitted to mandatory arbitration and/or in compelling arbitration of any dispute. All disputes under this Section XVI shall be determined in the City of Portland, Oregon, if the arbitration is initiated by Owner and in the City of Seattle, Washington, if the arbitration is initiated by Manager, by a single arbitrator. All arbitrators shall be a licensed attorneys having at least ten (10) years experience, with at least five (5) years experience with assisted living facility sale, lease or management transactions. The award in such arbitration may be enforced on the application of either party by the order of judgment of a court of competent jurisdiction. The prevailing party shall be entitled to recover the reasonable fees and expenses of its attorneys and experts. The arbitrator(s) shall resolve all disputes in accordance with the substantive law of the state of Oregon. The arbitrator(s) shall have no authority or jurisdiction to award any damages or any other remedies beyond those which could have been awarded in a court of law if the parties had litigated the claims instead of arbitrating them. The parties shall not assert any claim for punitive damages . The Federal Arbitration Act, Title 9 of the United States Code, is applicable to this transaction and shall be controlling in any judicial proceedings and in the arbitration itself as to issues of arbitrability and procedure. Nothing herein shall preclude a party from curing either their own or the other party's alleged default which is, or could be, the subject of an arbitration proceeding under this Section XVI or from seeking equitable relief which the arbitrator or panel of arbitrators is not empowered to award, such as an injunction, receivership, attachment or garnishment.

          XVII. Severability: In the event one or more of the provisions contained in this Agreement is deemed to be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be impaired thereby.

         XVIII. Cumulative; No Waiver: No right or remedy herein conferred upon or reserved to either of the parties hereto is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, or now or hereafter legally existing upon the occurrence of an Event of Default hereunder. The failure of either party hereto to insist at any time upon the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy as provided in this Agreement shall not impair any such right or remedy or be construed as a waiver or relinquishment thereof with respect to subsequent defaults. Every right and remedy given by this Agreement to the parties hereof may be exercised from time to time and as often as may be deemed expedient by the parties thereto, as the case may be.

          XIX. Authorization for Agreement: The execution and performance of this Agreement by Owner and Manager have been duly authorized by all necessary laws, resolutions or corporate action, and this Agreement constitutes the valid and enforceable obligations of Owner and Manager in accordance with its terms.

          XX. Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be an original, and each such counterpart shall together constitute but one and the same Agreement.

          XXI. Confidentiality: Throughout the Term of this Agreement and for a period of one (1) year after the expiration or earlier termination of this Agreement, each of Manager and Owner agrees to maintain the confidentiality of any proprietary information concerning the other or the Facilities to which they may gain access during the term of this Agreement and shall only disclose the same with the consent of the other party or as required by an order of a court of competent jurisdiction.

          XXII. Construction: Each of the parties acknowledges and agrees that it has participated in the drafting and negotiation of this Agreement. Accordingly, in the event of a dispute with respect to the interpretation or enforcement of the terms hereof, no provision shall be construed so as to favor or disfavor either party hereto.

                  IN WITNESS WHEREOF, the parties have hereto caused this Agreement to be duly executed, as of the day and year first above written.

                                    REGENT ASSISTED LIVING, INC.

                                    By:    /s/ Walter C. Bowen
                                          --------------------------------
                                    Its:   Chairman & CEO
                                          --------------------------------


                                    EMERITUS CORPORATION


                                    By:   /s/ Raymond R. Brandstrom
                                          --------------------------------
                                    Its:  Vice President of Finance
                                          --------------------------------

                                    EXHIBIT A
                    DESCRIPTION OF THE FACILITIES, INCLUDING
                   WHETHER OWNED, LEASED OR MANAGED BY REGENT

                                    EXHIBIT B
                         ACCOUNTING TRANSITION SERVICES

                                    EXHIBIT C
              ADDITIONAL SPECIFIC REPORTING OBLIGATIONS BY FACILITY

                                    EXHIBIT D
                          FORM OF FINANCIAL STATEMENTS

                                    EXHIBIT E
                        FACILITY BANK ACCOUNT INFORMATION

                                    EXHIBIT F
                       REGENT MANAGEMENT FEES BY FACILITY

                                    EXHIBIT G
                   RENT AND DEBT SERVICE PAYMENTS BY FACILITY

                                    EXHIBIT H
                                 FORM OF BUDGET

                                    EXHIBIT I
                      TERMINATION FEE CALCULATION EXAMPLES

                                    EXHIBIT J
                  INCENTIVE MANAGEMENT FEE AND DEFICIT PAYMENT
                              CALCULATION EXAMPLES

                                    EXHIBIT K
                              MINIMUM BANK BALANCES